Exhibit 99.3

Crane Company
Unaudited Pro Forma Condensed Combined Financial Information

On June 6, 2025, Crane Company (“Crane” or the “Company”), a Delaware corporation, entered into a definitive Purchase Agreement (the “Purchase Agreement”) with Baker Hughes Holdings LLC (“BHH”) and its wholly-owned subsidiary Bently Nevada, LLC (together with BHH, the “Sellers”) for the acquisition by the Company (the “Acquisition”) of Precision Sensors & Instrumentation (“PSI”). PSI (a carve-out business of the Baker Hughes Company) is a leading provider of sensor-based technologies for aerospace, nuclear and process industries. The acquisition closed on January 1, 2026 (the “Closing Date”).

Pursuant to the terms of the Purchase Agreement, the Company paid an aggregate purchase price, in cash, of $1,150 million, subject to customary adjustments for working capital and other items. In order to fund the purchase price, on December 29, 2025, the Company drew down on its $900 million senior unsecured delayed draw term loan facility (the “Term Facility), and drew down $250 million on the Revolving Facility (collectively, the “Financing Transaction”).

The following unaudited pro forma condensed combined financial information is presented to illustrate the financial effect of the Acquisition and the Financing Transaction. The historical financial statements of PSI are included in Exhibit 99.2 to the Current Report on Form 8-K/A filed with the SEC on March 10, 2026.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 are based on and should be read in conjunction with, and are qualified in their entirety by reference to:

•the audited historical consolidated financial statements and accompanying notes of Crane included in its Annual Report on Form 10- K for the year ended December 31, 2024 filed with the SEC on February 27, 2025;

•the unaudited historical condensed consolidated financial statements and accompanying notes of Crane included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2025 filed with the SEC on October 29, 2025;

•the audited combined financial statements and accompanying notes of PSI as of, and for the year ended, December 31, 2024, and the related independent auditors’ report, included as Exhibit 99.2 to the Current Report on Form 8-K/A filed with the SEC on March 10, 2026; and

•the unaudited combined carve-out financial statements and accompanying notes of PSI as of September 30, 2025 and for the nine months ended September 30, 2025, included as Exhibit 99.3 to the Current Report on Form 8-K/A filed with the SEC on March 10, 2026.

The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as if the Acquisition and the Financing Transaction were consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to the Acquisition and the Financing Transaction as if the Acquisition and the Financing Transaction were consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under Generally Accepted Accounting Principles (“GAAP”). The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Crane and its subsidiaries and of PSI, giving effect to the related pro forma adjustments described in the accompanying notes. The adjustments necessary to fairly present the unaudited pro forma condensed combined financial information have been made based on available information that in the opinion of management is reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information. The pro forma adjustments relating to the acquisition of PSI are preliminary and revisions to the fair value of assets acquired and liabilities assumed may have a significant impact on the pro forma adjustments. A final valuation of assets acquired and liabilities assumed has not been completed and the completion of fair value determinations may result in changes in the values assigned to property and equipment and other assets (including intangibles) acquired and liabilities assumed, which may be material.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, as required by SEC rules, and does not purport to represent what the Company’s financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project Crane’s financial position or results of operations for any future date or future period.

CRANE COMPANY
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(Unaudited)

(in millions)	Crane Company	PSI Historical After Reclassifications (Note 2)	Transaction Accounting Adjustments (Note 4)		Financing Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$388.2	$—	$(1,199.6)	(a)	$1,148.2	(j)	$336.8
Accounts receivable, net of allowance for doubtful accounts	387.9	72.0	—				459.9
Inventories, net:							—
Finished goods	68.2	13.0	3.7	(b)			84.9
Work in process	108.3	34.0	5.0	(b)			147.3
Raw materials	218.2	60.0	—				278.2
Inventories, net	394.7	107.0	8.7	(b)			510.4
Other current assets	109.5	7.0	—				116.5
Total current assets	1,280.3	186.0	(1,190.9)		1,148.2		1,423.6
Property, plant and equipment, net	278.4	69.0	23.8	(c)			371.2
Long-term deferred tax assets	6.1	4.5	—				10.6
Other assets	147.4	13.5	(3.8)	(d)			157.1
Intangible assets, net	152.7	3.0	479.0	(e)			634.7
Goodwill	684.1	358.0	162.5	(f)			1,204.6
Total assets	$2,549.0	$634.0	$(529.4)		$1,148.2		$3,801.8
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

CRANE COMPANY
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025
(Unaudited)

(in millions, except per share and share data)	Crane Company	PSI Historical after Reclassifications (Note 2)	Transaction Accounting Adjustments (Note 4)		Financing Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Liabilities and equity
Current liabilities:
Accounts payable	$149.5	$36.0	$—		$—		$185.5
Accrued liabilities	231.1	31.0	(1.0)	(d)	—		261.1
U.S. and foreign taxes on income	11.4	—	—		—		11.4
Total current liabilities	392.0	67.0	(1.0)		—		458.0
Long-term debt, net	—	—			1,148.2	(k)	1,148.2
Accrued pension and postretirement benefits	51.9	—	—		—		51.9
Long-term deferred tax liability	38.2	—	39.5	(i)	—		77.7
Other liabilities	98.4	23.0	—		—		121.4
Total liabilities	580.5	90.0	38.5		1,148.2		1,857.2

Equity:
Common shares, par value $1.00; 66,475,307 shares authorized; 57,593,476 and 57,290,198 shares issued and outstanding, respectively	57.6	—	—		—		57.6
Capital surplus	447.6	—	—		—		447.6
Retained earnings	1,463.0	548.0	(571.9)	(g)	—		1,439.1
Accumulated other comprehensive loss	(2.0)	(4.0)	4.0	(g)	—		(2.0)
Total shareholders’ equity	1,966.2	544.0	(567.9)		—		1,942.3
Noncontrolling interests	2.3	—	—		—		2.3
Total equity	1,968.5	544.0	(567.9)		—		1,944.6
Total liabilities and equity	$2,549.0	$634.0	$(529.4)		$1,148.2		$3,801.8
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

CRANE COMPANY
Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2025
(Unaudited)

(in millions, except per share data)	Crane Company	PSI Historical	Transaction Accounting Adjustments (Note 4)		Financing Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Net sales	$1,724.0	$275.0	$—		$—		$1,999.0
Operating costs and expenses:
Cost of sales	992.8	183.0	—		—		1,175.8
Engineering, Selling and administrative	408.8	73.0	32.8	(c)(e)	—		514.6
Operating profit	322.4	19.0	(32.8)		—		308.6
Other (expense) income:
Interest income	8.3	—	—		—		8.3
Interest expense	(9.8)	—	—		(47.3)	(l)	(57.1)
Miscellaneous income, net	2.9	—	—		—		2.9
Total other (expense) income	1.4	—	—		(47.3)		(45.9)
Income from continuing operations before income taxes	323.8	19.0	(32.8)		(47.3)		262.7
Provision for income taxes	73.8	4.0	(4.8)	(i)	(12.2)	(m)	60.8
Net income from continuing operations attributable to common shareholders	250.0	15.0	(28.0)		(35.1)		201.9
Income from discontinued operations, net of tax	34.9	—	—		—		34.9
Net income attributable to common shareholders	$284.9	$15.0	$(28.0)		$(35.1)		$236.8

Earnings per basic share:
Earnings per basic share from continuing operations	$4.35						$3.51
Earnings per basic share from discontinued operations	0.61						0.61
Earnings per basic share	$4.96						$4.12

Earnings per diluted share:
Earnings per diluted share from continuing operations	$4.27						$3.45
Earnings per diluted share from discontinued operations	0.60						0.60
Earnings per diluted share	$4.87						$4.05

Average shares outstanding:
Basic	57.5						57.5
Diluted	58.6						58.6

Dividends per share	$0.69						$0.69
 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

CRANE COMPANY
Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2024
(Unaudited)

(in millions, except per share data)	Crane Company	PSI Historical	Transaction Accounting Adjustments (Note 4)		Financing Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Net sales	$2,131.2	$382.0	$—		$—		$2,513.2
Operating costs and expenses:
Cost of sales	1,263.4	254.0	8.7	(b)	—		1,526.1
Engineering, selling and administrative	512.0	94.0	63.1	(c)(e)(h)	—		669.1
Operating profit	355.8	34.0	(71.8)		—		318.0
Other (expense) income:
Interest income	5.5	—	—		—		5.5
Interest expense	(27.2)	—	—		(63.5)	(l)	(90.7)
Miscellaneous expense, net	4.4	—	—		—		4.4
Total other expense, net	(17.3)	—	—		(63.5)		(80.8)
Income from continuing operations before income taxes	338.5	34.0	(71.8)		(63.5)		237.2
Provision for income taxes	70.3	6.0	(9.3)	(i)	(16.3)	(m)	50.7
Net income from continuing operations attributable to common shareholders	268.2	28.0	(62.5)		(47.2)		186.5
Income from discontinued operations, net of tax	26.5	—	—		—		26.5
Net income attributable to common shareholders	$294.7	$28.0	$(62.5)		$(47.2)		$213.0

Earnings per basic share:
Earnings per basic share from continuing operations	$4.69						$3.26
Earnings per basic share from discontinued operations	0.46						0.46
Earnings per basic share	$5.15						$3.72

Earnings per diluted share:
Earnings per diluted share from continuing operations	$4.60						$3.20
Earnings per diluted share from discontinued operations	0.45						0.45
Earnings per diluted share	$5.05						$3.65

Average shares outstanding:
Basic	57.2						57.2
Diluted	58.3						58.3
 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information of the Company was prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is based on historical financial statements of the Company and PSI, as adjusted for the unaudited pro forma effects of the transaction. The unaudited historical condensed combined statement of operations of PSI has been derived from the consolidated financial statements and accounting records of BHH, as if PSI’s operations had been conducted independently from those of BHH. The unaudited historical condensed combined statement of operations of PSI is presented on a “carve-out” basis in accordance with U.S. GAAP. The Company’s historical financial statements were prepared in accordance with U.S. GAAP as well. As discussed in Note 2, certain reclassifications were made to align the Company’s and PSI’s financial statements presentation.

The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as if the Acquisition and the Financing Transaction were consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 give effect to the Acquisition and the Financing Transaction as if the Acquisition and the Financing Transaction were consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Crane as the accounting acquirer of PSI using the fair value concepts, Fair Value Measurement, and based on the historical financial statements of the Company and PSI. All assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value. The excess of the preliminary estimated purchase price consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The preliminary estimated purchase price is based upon the cash payments by the Company at the Closing Date. Transaction costs associated with the business combinations are expensed as incurred.

The allocation of the preliminary estimated purchase price depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the preliminary estimated purchase price has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisition could differ materially from the preliminary. The final valuation will be based on the actual net tangible and intangible assets existing at the acquisition date.

The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions that are deemed appropriate by the Company’s management. The unaudited pro forma condensed combined financial information is for informational and illustrative purposes only and is not intended to be indicative of what actual results would have been had the transaction occurred on the dates assumed, nor does such data purport to represent the consolidated financial results of the Company for future periods. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

Accounting Policies
Following the PSI Acquisition, the Company will conduct a review of accounting policies of PSI in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to the Company's accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. The Company has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial information.

Note 2- Reclassification adjustments to the historical presentation of PSI

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect certain reclassifications of PSI’s consolidated financial statements to conform to Crane financial statement presentation. Refer to Exhibit 99.2 to the Current Report on Form 8-K/A filed by Crane with SEC on March 10, 2026 for the historical unaudited pro forma condensed combined balance sheet of PSI.

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

Reclassification adjustments that have been made to the historical presentation of PSI to conform to the financial statement presentation of Crane are as follows:

(in millions)
Crane	PSI	Before	Reclassification	After
Balance Sheet Presentation	Balance Sheet Presentation	Reclassification		Reclassification
Other current assets			$7.0	$7.0
	Due from related party	$5.0	$(5.0)
	All other current assets	2.0	$(2.0)

Long-term deferred tax assets			$4.5	$4.5
	Other Assets	$4.5	$(4.5)

Accrued liabilities			$31.0	$31.0
	Due to related party	$4.0	$(4.0)
	Operating lease liabilities	$5.0	$(5.0)
	Employee liabilities	$16.0	$(16.0)
	Other sundry liabilities	$3.0	$(3.0)
	All other current liabilities	$3.0	$(3.0)

Other liabilities			$23.0	$23.0
	Progress collections and deferred income	$16.0	$(16.0)
	Employee related liabilities	$1.0	$(1.0)
	Operating lease liabilities	$3.0	$(3.0)
	All other liabilities	$3.0	$(3.0)

Retained earnings			$548.0	$548.0
	Parent’s net investment	$548.0	$(548.0)

Note 3 - Purchase Consideration and Preliminary Purchase Price Allocation

The following preliminary schedule summarizes the consideration paid for PSI, the fair value of the assets acquired, and liabilities assumed. The final valuation could differ materially from the preliminary schedule summarized below. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as goodwill.

Based upon management’s valuation, which is preliminary and subject to completion of working capital adjustments, the total purchase price has been allocated as follows, assuming the Acquisition was completed on September 30, 2025:

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

Net assets acquired (in millions)	Book Value	Adjustments	Fair Value
Accounts receivable, net of allowance for doubtful accounts	$72.0	$—	$72.0
Inventories	107.0	8.7	115.7	(i)
Other current assets	7.0	—	7.0
Property, plant and equipment	69.0	23.8	92.8	(ii)
Operating lease assets	9.0	(3.8)	5.2
Long-term deferred tax assets	4.5	—	4.5
Other assets	4.5	—	4.5
Intangible assets, net	3.0	479.0	482.0	(iii)
Goodwill	358.0	162.5	520.5	(iv)
Total assets acquired	$634.0	$670.2	$1,304.2

Accounts payable	36.0	—	36.0
Accrued liabilities	31.0	(1.0)	30.0
Operating lease liabilities	8.0	—	8.0
Long-term deferred tax liability	—	39.5	39.5
Other liabilities	15.0	—	15.0
Total assumed liabilities	$90.0	$38.5	$128.5
Net assets acquired	$544.0	$631.7	$1,175.7

(i) Reflects the preliminary fair value adjustment relating to inventories, see Note 4, item (b).

(ii) Reflects the preliminary fair value adjustment relating to property, plant and equipment, see Note 4, item (c).

(iii) Reflects the preliminary fair value adjustment relating to identifiable intangible assets, see Note 4, item (e).

(iv) The goodwill is measured as the excess of the purchase consideration over the fair value of identifiable assets acquired, less liabilities assumed.

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

Note 4 - Transaction Accounting Adjustments

The pro forma adjustments are based on preliminary estimates that will likely differ from the final amounts the Company will calculate after completing a detailed valuation analysis, and any differences could have a material effect on the unaudited pro forma condensed consolidated financial information or the Company’s financial statements for future periods.

The following is a summary of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial information. All adjustments are based on current valuations and assumptions, which are subject to change.

(a) Reflects the cash payment of $1,199.6 million for the Acquisition, net of cash acquired and the payment of acquisition costs amounting to $23.9 million for the Acquisition. The acquisition costs are non-recurring.

(b) Represents the adjustments to inventories, to reflect the preliminary estimates of fair value as of the date of the Acquisition and the adjustments to costs of sales to reflect the amortization of the estimated inventory fair value adjustment, as follows:

Inventories, net
(in millions)	Estimated Fair Value
Finished goods	$16.7
Work in process	39.2
Raw Materials	59.8
Inventory	115.7
Less: historical inventories, net	(107.0)
Net pro forma adjustment	$8.7

The adjustment to cost of sales is $8.7 million for the amortization of the estimated inventory fair value adjustment for the year ended December 31, 2024, which is expected to amortize within one year.

(c) Represents the adjustments to property, plant and equipment to reflect the preliminary estimates of fair value as of the Acquisition and the adjustments to Engineering, selling and administrative expenses (“ES&A”) to reflect incremental depreciation expense, as follows:

(in millions)	Estimated Fair Value
Land	$12.5
Buildings and improvements	16.9
Machinery and equipment	63.4
Property, plant and equipment, net	92.8
Less: historical PSI Property, plant and equipment, net	(69.0)
Net pro forma adjustments	$23.8

Property, plant and equipment is stated at cost and depreciation is calculated by the straight-line method over the estimated useful lives of the respective assets, which range from 10 to 25 years for buildings and improvements and three to 10 years for machinery and equipment. The adjustment to ES&A expenses are $(1.7) million and $(1.0) million for the incremental depreciation expense associated with the PP&E fair value adjustment for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively. The incremental depreciation expense was offset by $7.0 million and $8.0 million of historical depreciation expense for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively , resulting in total depreciation expense of $5.3 million and $7.0 million for those respective periods.

(d) Reflects adjustments to ROU assets and lease liabilities based upon the estimated present value of remaining lease payments as of the Closing Date. Further, reflects an adjustment to establish a liability for market participant assumptions.

(e) Represents the adjustments to intangible assets, net to reflect the preliminary estimates of fair value as of the Acquisition and the adjustments to ES&A to reflect incremental amortization expense, as follows:

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

			Pro Forma Amortization Expense
(in millions)	Estimated Fair Value	Estimated Useful Life (years)	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Trademarks/ Trade names	$70.0	14.0	$3.8	$5.0
Customer relationships	275.0	14.0	14.7	19.7
Developed technology	83.0	9.0	6.9	9.2
Backlog	54.0	4.0	10.1	13.5
	482.0		35.5	47.4
Less: intangible assets and amortization expense	(3.0)		(1.0)	(2.0)
Pro forma adjustments	$479.0		$34.5	$45.4

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing this unaudited pro forma condensed combined financial information. A final determination of the fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained, but no later than one year from the acquisition date. Difference between these preliminary estimates and the final acquisition accounting may occur and these differences could be material.

For each 10% increase or decrease in the preliminary fair value of the intangible assets assuming a weighted-average remaining useful life of 12 years, annual amortization expense would increase or decrease by approximately $4.0 million

(f) Reflects the elimination of historical goodwill and the excess of the estimated purchase price over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(g) Reflects the elimination of the historical equity of PSI of $544.0 million and the impact to retained earnings from the recognition of the non-recurring acquisition related expenses of $18.7 million to be incurred by Crane following September 30, 2025.

(h) Reflects the recognition of the non-recurring acquisition related expenses of $18.7 million to be incurred by Crane after September 30, 2025, as described in note (g) above. An additional $5.2 million of non-recurring acquisitions related expenses were incurred by Crane and already included in the historical income statement of Crane for the nine months ended 30, September 2025.

(i) Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the purchase transaction result in a deferred income tax adjustment. Crane’s preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated based on the applicable statutory tax rates in effect for the periods presented.

Reflects the income tax impact of the pro forma adjustments at the applicable statutory tax rates for the nine months ended September 30, 2025 and the year ended December 31, 2024. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax impacts for the pro forma financial information are estimated, the blended effective tax rate reflected in the pro forma financial statements may vary from the actual effective rate in periods after completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS
Note 5 - Financing Transaction Accounting Adjustments

(j) Reflects the adjustment to cash and cash equivalents related to the Financing Transactions:

(in millions)	Total
Sources:
Term Facility	$900.0
Revolving Facility	250.0
Uses:
Debt issuance costs	(1.8)
Net pro forma adjustment	$1,148.2

(k) Reflects the impact of the Financing Transactions. The impact on long-term debt, net have been adjusted for the following:

(in millions)	Total
Term Facility	$900.0
Revolving Facility	250.0
Debt issuance costs	(1.8)
Net pro forma adjustment	$1,148.2

(l) Represents the following adjustments of interest expense related to the Term Facility and Revolving Facility to fund the acquisition:

	Pro Forma Interest Expense
(in millions)	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Incremental interest expense related to Term Facility	$(36.8)	$(49.4)
Incremental amortization expense for Term Facility	(0.3)	(0.4)
Incremental interest expense related to Revolving Facility	(10.2)	(13.7)
Net pro forma adjustment	$(47.3)	$(63.5)

The interest expense for pro forma purposes reflects an estimated interest rate of 5.4% for the periods presented. The Term Facility and Revolving Facility (“the Credit Facilities”) are subject to variable interest rates. Assuming 0.125% higher than the applicable rate would result in approximately $1.5 million change in the annual interest expense on the indebtedness under the Credit Facilities.
(m) Reflects the income tax impact of the pro forma adjustments at the applicable statutory tax rates for the nine months ended September 30, 2025 and the year ended December 31, 2024. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax impacts for the pro forma financial information are estimated, the blended effective tax rate reflected in the pro forma financial statements may vary from the actual effective rate in periods after completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.